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                                                                    Exhibit 10.6

                             EMPLOYMENT AGREEMENT
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     This EMPLOYMENT AGREEMENT (the "Agreement"), is made as of the 1/st/ day of
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July, 1999 (the "Effective Date") by and between Embedded Support Tools
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Corporation, a Massachusetts corporation with its principal place of business at
120 Royall Street, Canton, Massachusetts (the "Company"), and John T. W.
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Baggott, an individual residing at 88 Wayside Inn Road, Marlborough,
Massachusetts ("Baggott").
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     WHEREAS, Baggott is one of the founders of the Company and is currently employed by the Company.

     WHEREAS, Baggott, other founders of the Company and the Company have entered into a certain First Amended and Restated Founding Shareholders Agreement as of the date hereof (the "Shareholders Agreement"), pursuant to
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which Baggott is entitled to redeem a portion of his capital stock in the
Company each year and obtain loans from the Company, which loans shall be secured by his capital stock of the Company;

     WHEREAS, Baggott now wishes to reduce his involvement with and responsibilities for the Company, but has agreed to continue to provide services to the Company, and the Company has agreed to extend his employment with the Company, all in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants hereinafter set forth, the parties hereto acting in reliance upon the representations and warranties of the others contained in this Agreement, agree as follows:

     1.   Continued Employment of Baggott
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          1.1  As of the Effective Date, the title of "Chief Financial Officer"
               of the Company and day-to-day responsibilities associated therewith shall be transferred from Baggott to Mark F. Lapham. From the Effective Date through December 31, 1999 (the "Transition Period"), Baggott shall (i) retain the titles of
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               "Treasurer" and "Vice-President," and (ii) perform the
               responsibilities associated with such positions. In consideration of Baggott's agreement to perform such services, the Company hereby agrees to pay to Baggott a salary of Two Hundred Fifty Thousand Dollars ($250,000) per year (pro-rated) during the Transition Period. In addition, during the Transition Period, Baggott shall be entitled to participate in all benefit programs that the Company makes available to its employees, to the extent that his position, tenure, age, health and other qualifications make him eligible to participate. During the Transition Period, Baggott shall not be required to be in the offices of the Company more than 20 hours per week, on average, but he shall be available by telephone during normal business hours upon reasonable notice. Notwithstanding the foregoing, from the Effective Date through August 31, 1999 Baggott is entitled to take a paid leave of absence while retaining the aforementioned positions and benefits, during which time he will not be required to be in the offices of the Company or be available by telephone.
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          1.2  Upon the expiration of the Transition Period, Baggott shall resign as Treasurer but shall remain on the Board of Directors of the Company, subject to the terms of Section 12 of the Shareholders Agreement. During the period from January 1, 2000 through December 31, 2000, Baggott shall assume the role of Vice-President, Human Resources and shall fulfill the duties of such position as directed by the President of the Company, provided, however, that Baggott shall not be required to spend more than 20 hours per week, on average, providing such services to the Company. During this one-year period, Baggott shall be paid an annual salary of One Hundred Twenty-Five Thousand Dollars ($125,000) and shall be entitled to participate in all benefit programs that the Company makes available to its employees, to the extent that his position, tenure, age, health and other qualifications make him eligible to participate.

          1.3 After December 31, 2000, Baggott may, in his sole discretion, continue to provide services to the Company at the same level of compensation and benefits through December 31, 2002, provided, however, that if Baggott reduces his responsibilities or time commitment to the Company, his [compensation and benefits dependent upon amount of compensation] shall be proportionately reduced.

     2.   Employment Termination.
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          2.1  It is hereby understood and agreed by the parties hereto that the
               Company shall not be entitled to terminate Baggott's employment prior to December 31, 2000 (and if Baggott elects to extend such employment pursuant to Section 1.3 above, then prior to December 31, 2002, subject to subsection 2.2 below) other than for cause. For purposes hereof, "cause"shall be defined as (i) a good faith finding by the Board of Directors (which shall not include
               Baggott if he is a Director at such time) of failure by Baggott to perform his assigned duties for the Company, dishonesty, gross negligence or misconduct or (ii) the conviction of Baggott of or the entry of a plea of guilty or nolo contendre by Baggott to, any crime involving moral turpitude or any felony.

          2.2 Notwithstanding any provision contained in this Agreement to the contrary, in the event of a Change in Control (as defined in the Shareholders Agreement), or an IPO (as defined in the Shareholders Agreement), the Company shall be entitled to terminate Baggott's engagement by and/or employment with the Company with or without cause upon two (2) weeks' notice any time after December 31, 2000 without any obligation to pay severance or other amounts in lieu thereof.

     3.   Proprietary Information
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          3.1  Baggott acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of performing services for the Company, he has had and will have access to and contract with Proprietary Information (as defined below). Baggott agrees that he will

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               not, during the time he is providing services to the Company, or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information. For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company or any affiliate of the Company, including, without limitation, any invention, formula, vendor, information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by Baggott in the course of his employment by the Company.

          3.2 Baggott's obligations under this Section 3 shall not apply to any information that (a) is or becomes known to the general public under circumstances involving no breach by Baggott or others of the terms of this Section 3,(b) is generally disclosed to third parties by the Company without restriction on such third parties,
               (c) is approved for release by written authorization of the Board of Directors of the Company, or (d) which Baggott can show was independently developed or acquired by him without reliance in any way on Proprietary Information.

          3.3 Upon termination of Baggott's engagement by the Company or at any other time upon request by the Company, Baggott shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price list, customer lists, drawings,, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

          3.4 Baggott acknowledges that the Company from time to time may have agreements with third parties that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Baggott agrees to be bound by all such obligations and restrictions that are known to him and at no cost or expense to himself to take all action within the scope of his position(s) and duties at the Company necessary to discharge the obligations of the Company under such agreements.

          3.5  Baggott acknowledges that any breach of the provisions of this
               Section 3 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. Baggott agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement and to seek both temporary and permanent injunctive

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               relief (to the extent permitted by law) without the necessity of proving actual damages.

     4.   Entire Agreement. This Agreement constitutes the entire agreement
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          between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     5.   Amendment; Survival.  This Agreement may be amended or modified only
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          by a written instrument executed by both the Company and Baggott.
          Sections 3 and 7 of this Agreement shall survive termination of this Agreement for any reason.

     6.   Governing Law.  This Agreement shall be construed, interpreted and
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          enforced in accordance with the laws of the Commonwealth of
          Massachusetts.

     7.   Successors and Assigns; No Third Party Beneficiaries.  This Agreement
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          shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Baggott may not assign his rights or obligations hereunder without the prior written consent of the Company. The Company may assign its rights hereunder only in connection with a Change in Control. Otherwise, the Company may not assign its rights and obligations hereunder without the prior written consent of Baggott.

          Except as expressly set forth herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     8.   Miscellaneous.
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          8.1  No delay or omission by the any party to this Agreement in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by any party to this Agreement on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          8.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          8.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereof.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

COMPANY:                         EMBEDDED SUPPORT TOOLS
                                   CORPORATION,
                                   a Massachusetts corporation



                                 By:  _________________________
                                       Peter Dawson, President



BAGGOTT:                         By:  _________________________
                                       John T.W. Baggott

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